SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 21, 2005

FNBH BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification no.)

101 East Grand River Howell, Michigan (Address of principal executive office)		48843 (Zip Code)

Registrant's telephone number, including area code: (517) 546-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition

On January 21, 2005, FNBH Bancorp, Inc. issued a press release announcing its financial results for the year ended December 31, 2004. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.     Financial Statements and Exhibits.

Exhibits.

99.1     Press release dated January 21, 2005.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 21, 2005	FNBH BANCORP, INC. (Registrant) By: /s/ Janice Trouba —————————————— Janice Trouba Chief Financial Officer

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EXHIBIT INDEX

99.1	Press Release Dated January 21, 2005

FNBH Bancorp Inc.
PRESS RELEASE

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced the results for the year ended December 31, 2004. Net income was $6,291,000, a $400,000 (6.8%) increase from last year’s earnings of $5,891,000. Basic and diluted net income per share was $1.98, an increase of $.12 (6.5%) over last year. Return on equity declined to 14.51% compared to 14.90% last year while return on assets increased to 1.41% compared to 1.39% last year.

Overall, for the year ended December 31, 2004 compared to the same period for 2003, net interest income increased by $697,000 (3.7%). The increase in net interest income was primarily due to growth in average earning assets of $23.2 million and a lower cost of funding in 2004. Net interest income was adversely affected by a lower net interest margin, 4.71% in 2004 compared to 4.81% in 2003.

Contributing to the increase in net income was a provision for loan losses of $1,190,000 for the year ended December 31, 2004 compared to a provision of $1,270,000 for the same period in 2003. At December 31, 2004 non-performing loans totaled $1,434,000 compared to $4,293,000 at December 31, 2003. Net charge-offs for 2004 were $748,000 compared to $1,106,000 for the same period in 2003. Impaired loans at December 31, 2004 were $5.9 million compared to $9.6 million at December 31, 2003.

For the year ended December 31, 2004 non-interest income increased $236,000 (6.1%) over the comparable period last year, primarily due to a non recurring gain on the sale of property in the first quarter of 2004 and higher overdraft fees offset partially by lower gains from the sale of mortgage loans and lower trust fees. These favorable increases in non-interest income were offset by increased non-interest expenses of $439,000 (3.4%) due to the cost of a new branch and its staff, increased accounting fees due to the Sarbanes-Oxley Act and increased personnel costs related to recruitment and staff development.

For the fourth quarter, earnings were $1,873,000 a $499,000 (36.3%) increase over the $1,374,000 reported in the fourth quarter of 2003. The increase was primarily due to a $404,000 increase in net interest income, a $275,000 decrease in the quarterly loan loss provision, an increase in non-interest income of $166,000 due to gains on the sale of other real estate and increased service charges, partially offset by an increase in non interest expenses of $73,000. Basic and diluted net income per share was $.59, compared to $.43 in last year’s fourth quarter.

At December 31, 2004 assets totaled $457 million, an increase of 1.5% from December 31, 2003. Loans increased to $357 million, a 3.0% increase over the previous year, primarily in commercial loans. Deposits remained at $399 million, unchanged from December 31, 2003. The Company continues to maintain a strong capital position of $46 million at December 31, 2004, an increase of 10.9% from December 31, 2003.

FNBH Bancorp, Inc., parent company of First National Bank, a financial services company headquartered in Howell, Michigan, is a full service bank offering commercial and retail banking services, and investment management. First National Bank, with assets over $450 million and nine offices, has served Livingston County for over 100 years. The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Howe Barnes at 800.800.4693 or Monroe Securities Inc. at 312.327.2535.